Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement is between Eric S. Rangen (“Executive”) and United HealthCare Services, Inc. (“UnitedHealth Group”), and is effective as of December 15, 2006. This Agreement’s purposes are to set forth certain terms of Executive’s employment by UnitedHealth Group or one of its affiliates and to protect UnitedHealth Group’s knowledge, expertise, customer relationships, and confidential information. Unless the context otherwise requires, “UnitedHealth Group” includes all its affiliated entities.

1.	Employment and Duties.

A.	Employment. UnitedHealth Group hereby employs Executive, and Executive accepts employment, under this Agreement’s terms.

B.	Duties. Executive will perform Executive’s duties and any other executive level responsibilities reasonably assigned to Executive. Executive will devote substantially all of Executive’s business time and energy to Executive’s duties. Executive will maintain operations in Executive’s area of responsibility, and make every reasonable effort to ensure that the employees within that area of responsibility act, in compliance with applicable law and UnitedHealth Group’s Principles of Integrity and Compliance. Executive is subject to all of UnitedHealthGroup’s employment policies and procedures (except as specifically superseded by this Agreement).

2.	Compensation and Benefits.

A.	Base Salary. Executive’s initial annual base salary will be $350,000, less applicable withholdings and deductions, payable according to UnitedHealth Group’s regular payroll schedule. Periodic adjustments to Executive’s base salary may be made in UnitedHealth Group’s sole discretion.

B.	Incentive Compensation. Executive will be eligible to participate in UnitedHealth Group’s incentive compensation plans in UnitedHealth Group’s sole discretion and in accordance with the plans’ terms and conditions. Executive’s initial target bonus potential will be 50% of annual base salary, subject to periodic adjustments in UnitedHealth Group’s sole discretion.

C.

Stock-Settled Stock Appreciation Rights (SARs). In accordance with guideline amounts authorized by UnitedHealth Group’s Compensation and Human Resources Committee, management will recommend that Executive be awarded equity compensation in the form of Stock-Settled Stock Appreciation Rights (SARs) with a Black-Scholes value of $1,000,000. This award will vest 25% on each anniversary date of the grant, over a four-

year period and will be subject to the terms and conditions of the specific SAR award agreement, including certain restrictive covenants, and the 2002 Stock Incentive Plan.

UnitedHealth Group’s governance policy stipulates that its Compensation and Human Resources Committee can only grant equity awards at regularly scheduled quarterly committee meetings. Accordingly, Executive’s recommended grant will be reviewed by the Committee at its next regularly scheduled quarterly meeting following the Effective Date. The Black-Scholes value of SAR awards will be calculated approximately seven days before the Committee meeting using the closing price of UnitedHealth Group stock on that day and an assumed life of 10 years, consistent with the term of the SAR award agreement. The actual grant price of SAR awards will be the closing price of UnitedHealth Group stock on the day of the Committee meeting.

D.	Employee Benefits. Executive will be eligible to participate in UnitedHealth Group’s employee welfare and retirement benefit plans in accordance with the terms of the plans, and will be eligible for Paid Time Off in accordance with UnitedHealth Group’s policies. UnitedHealth Group reserves the right to amend or discontinue any plan or policy at any time in its sole discretion.

3.	Term and Termination.

A.	Term. This Agreement’s term is from the Effective Date until this Agreement is terminated under Section 3.B.

B.	Termination.

i.

By UnitedHealth Group. UnitedHealth Group may terminate this Agreement and Executive’s employment for any reason at any time, with or without Cause. “Cause” means Executive’s (a) failure to follow UnitedHealth Group’s reasonable direction or to perform any duties reasonably required on material matters, (b) violation of, or failure to act upon or report known or suspected violations of, UnitedHealth Group’s Principles of Integrity and Compliance, (c) conviction of any felony, (d) commission of any criminal, fraudulent, or dishonest act in connection with Executive’s employment, (e) material breach of this Agreement, (f) conduct that is materially detrimental to UnitedHealth Group’s interests, or (g) disability that renders Executive incapable of performing the essential functions of Executive’s job, with or without reasonable accommodation, after Executive has exhausted any leave available to Executive under applicable law or UnitedHealth Group policy. Cause will be determined in UnitedHealth Group’s sole discretion. UnitedHealth Group may place Executive on paid leave while it is determining whether there is a basis to terminate Executive’s employment for Cause.

ii.	By Executive. Executive may terminate this Agreement and Executive’s employment at any time.

iii.	By Executive’s Death. This Agreement and Executive’s employment will terminate automatically if Executive dies. The termination date will be the date of Executive’s death.

4.	Severance Benefits.

A.	Circumstances under Which Severance Benefits Payable. Executive will be entitled to Severance Benefits only if this Agreement and Executive’s employment are terminated by UnitedHealth Group without Cause. The Severance Benefits in this Agreement are in lieu of any payments or benefits to which Executive otherwise might be entitled under any UnitedHealth Group severance plan or program.

B.	Severance Benefits for Termination without Cause. Executive will be entitled to the following Severance Benefits if UnitedHealth Group terminates this Agreement and Executive’s employment without Cause:

i.	The sum of:

(1) One times Executive’s annualized base salary as of Executive’s termination date.

(2) One-half of the total of any bonus or incentive compensation paid or payable to Executive for the two most recent calendar years (excluding equity-related awards, payments under any long-term or similar benefit plan, or any other special or one-time bonus or incentive compensation payments), or if Executive has been eligible for such bonus or incentive compensation payments for less than two calendar years, the last such payment paid or payable to Executive.

(3) $5,000, to partially offset the cost of benefit continuation coverage.

All payments in (1)-(3) above will be less applicable deductions, including deductions for tax withholding.

ii.	Outplacement services through an outplacement firm selected by, and in an amount determined by, UnitedHealth Group.

The severance compensation in Section 4.B.i will be paid out over a severance period of 12 months, unless UnitedHealth Group elects to pay it in a lump sum.

If UnitedHealth Group determines Executive may be considered a “key employee” under Internal Revenue Code §416(i), then severance payments otherwise payable during the first six months after termination of employment will be held until after the six-month period has expired.

C.	Separation Agreement and Release Required. In order to receive any Severance Benefits under this Agreement, Executive must sign a separation agreement and release of claims in a form determined by UnitedHealth Group in its sole discretion.

5.	Property Rights, Confidentiality, Non-Disparagement, and Restrictive Covenants.

A.	UnitedHealth Group’s Property.

i.	Assignment of Property Rights. Executive must promptly disclose in writing to UnitedHealth Group all inventions, discoveries, processes, procedures, methods and works of authorship, whether or not patentable or copyrightable, that Executive alone or jointly conceives, makes, discovers, writes or creates, during working hours or on Executive’s own time, during this Agreement’s term (the “Works”). Executive hereby assigns to UnitedHealth Group all Executive’s rights, including copyrights and patent rights, to all Works. Executive must assist UnitedHealth Group as it reasonably requires to perfect, protect, and use its rights to the Works. This provision does not apply to any Work for which no UnitedHealth Group equipment, supplies, facility or trade secret information was used and: (1) which does not relate directly to UnitedHealth Group’s business or actual or demonstrably anticipated research or development, or (2) which does not result from any work performed for UnitedHealth Group.

ii.	No Removal of Property. Executive may not remove from UnitedHealth Group’s premises any UnitedHealth Group records, documents, data or other property, in either original or duplicate form, except as necessary in the ordinary course of UnitedHealth Group’s business.

iii.	Return of Property. Executive must immediately deliver to UnitedHealth Group, upon termination of employment, or at any other time at UnitedHealth Group’s request, all UnitedHealth Group property, including records, documents, data, and equipment, and all copies of any such property, including any records or data Executive prepared during employment.

B.	Confidential Information. Executive will be given access to and provided with sensitive, confidential, proprietary and trade secret information (“Confidential Information”) in the course of Executive’s employment. Examples of Confidential Information include: inventions; new product or marketing plans; business strategies and plans; merger and acquisition targets; financial and pricing information; computer programs, source codes, models and databases; analytical models; customer lists and information; and supplier and vendor lists and information. Executive agrees not to disclose or use Confidential Information, either during or after Executive’s employment with UnitedHealth Group, except as necessary to perform Executive’s UnitedHealth Group duties or as UnitedHealth Group may consent in writing. This Agreement does not restrict use or disclosure of publicly available information or information: (i) that Executive obtained from a source other than UnitedHealth Group before becoming employed by UnitedHealth Group; or (ii) that Executive received from a source outside UnitedHealth Group without an obligation of confidentiality.

C.	Non-Disparagement. Executive agrees not to criticize, make any negative comments or otherwise disparage UnitedHealth Group or those associated with it, whether orally, in writing or otherwise, directly or by implication, to any person or entity, including UnitedHealth Group customers and agents.

D.	Restrictive Covenants. Executive agrees to the restrictive covenants in this Section in consideration of Executive’s employment and UnitedHealth Group’s promises in this Agreement, including providing Executive access to Confidential Information. The restrictive covenants in this Section apply during Executive’s employment and for 12 months following termination of employment for any reason. Executive agrees that he/she will not, without UnitedHealth Group’s prior written consent, directly or indirectly, for Executive or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner or shareholder, or in any other individual or representative capacity:

i.	Customer Solicitation: Executive will not engage in, or attempt to engage in, any business competitive with any UnitedHealth Group business with any person or entity who: (a) was a UnitedHealth Group provider or customer within the 12 months before Executive’s employment termination and (b) with whom Executive had contact to further UnitedHealth Group’s business or for whom Executive performed services, or supervised the provision of services for, during Executive’s employment.

ii.	Employee Solicitation: Executive will not hire, employ, recruit or solicit any UnitedHealth Group employee or consultant.

iii.	Interference: Executive will not induce or influence any UnitedHealth Group employee, consultant, customer or provider to terminate his, her or its employment or other relationship with UnitedHealth Group.

iv.	Competitive Activities: Executive will not engage or participate in, or in any way render services or assistance to, any business that competes, directly or indirectly, with any UnitedHealth Group product or service that Executive participated in, engaged in, or had Confidential Information regarding, during Executive’s employment.

v.	Assisting Others. Executive will not assist anyone in any of the activities listed above.

UnitedHealth Group may extend the period that the provisions of this Section 5.D are in effect so that the total effective period is up to 24 months following Executive’s termination, if UnitedHealth Group pays, or continues to pay, Executive Severance Benefits under Section 4 during such extension. UnitedHealth Group may make this election and pay Severance Benefits during the extension, even in circumstances where Executive’s termination does not entitle Executive to any Severance Benefits and therefore Executive does not receive any Severance Benefits for the initial effective period of this Section 5.D.

E.	Cooperation. Executive agrees that he will cooperate (i) with UnitedHealth Group in the defense of any legal claim involving any matter that arose during Executive’s employment with UnitedHealth Group, and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding concerning UnitedHealth Group. UnitedHealth Group will reimburse Executive for any reasonable travel and out-of-pocket expenses incurred by Executive in providing such cooperation.

F.	Injunctive Relief. Executive agrees that (a) legal remedies (money damages) for any breach of Section 5 will be inadequate, (b) UnitedHealth Group will suffer immediate and irreparable harm from any such breach, and (c) UnitedHealth Group will be entitled to injunctive relief from a court in addition to any legal remedies UnitedHealth Group may seek in arbitration. If an arbitrator or court determines that Executive has breached any provision of Section 5, Executive agrees to pay to UnitedHealth Group its reasonable costs and attorney’s fees incurred in enforcing that provision.

G.	Survival. This Section 5 will survive this Agreement’s termination.

6.	Miscellaneous.

A.	Assignment. Executive may not assign this Agreement. UnitedHealth Group may assign this Agreement in its sole discretion. Any successor to UnitedHealth Group will be deemed to be UnitedHealth Group under this Agreement.

B.	Entire Agreement, Amendment. This Agreement contains the parties’ entire agreement regarding its subject matter and may only be amended in a writing signed by the parties. This Agreement supersedes any and all prior oral or written employment agreements (including letters and memoranda) between Executive and UnitedHealth Group or its predecessors. This Agreement does not supersede any stock option, restricted stock, or stock appreciation rights plan or award agreement.

C.	Choice of Law. Minnesota law governs this Agreement.

D.	Waivers. No party’s failure to exercise, or delay in exercising, any right or remedy under this Agreement will be a waiver of such right or remedy, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of such right or remedy.

E.	Narrowed Enforcement and Severability. If a court or arbitrator decides that any provision of this Agreement is invalid or overbroad, the parties agree that the court or arbitrator should narrow such provision so that it is enforceable or, if narrowing is not possible or permissible, such provision should be considered severed and the other provisions of this Agreement should be unaffected.

F.	Dispute Resolution and Remedies. Except for injunctive relief under Section 5.E, any dispute between the parties relating to this Agreement or to Executive’s employment will be resolved by binding arbitration under UnitedHealth Group’s Employment Arbitration Policy, as it may be amended from time to time. The arbitrator(s) may not vary this Agreement’s terms and must apply applicable law.

United HealthCare Services, Inc.		Eric Rangen

By	/s/ Richard H. Anderson	/s/ Eric S. Rangen
Its Officer
Date December 15, 2006		Date December 15, 2006